UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

         --------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): April 7, 2005


                                   KADANT INC.
             (Exact Name of Registrant as Specified in its Charter)



Delaware                          1-11406                             52-1762325
(State or Other           (Commission File Number)                 (IRS Employer
Jurisdiction of                                              Identification No.)
Incorporation)

One Acton Place
Acton, Massachusetts                                                       01720
(Address of Principal Executive Offices)                              (Zip Code)

                                 (978) 776-2000
               Registrant's telephone number, including area code

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                   KADANT INC.


Item 1.01  Entry into a Material Definitive Agreement.

On April 7, 2005, Kadant Inc., a Delaware corporation ("Kadant"), entered into a Purchase Agreement (the "Purchase Agreement") with Johnson Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of the Buyer, The Johnson Corporation, a Michigan corporation ("Johnson"), and the principal shareholders of Johnson identified in the Purchase Agreement to acquire Johnson for approximately $102 million in cash (the "Base Purchase Price"), subject to a post-closing adjustment. The parties have also agreed in the Purchase Agreement to an earn-out provision, based on the achievement of certain revenue targets over a period of 12 to 15 months following the closing, which could increase the Base Purchase Price by up to $8 million. In addition to the cash consideration, Kadant will issue a letter of credit to the sellers for approximately $4 million, subject to adjustment, related to certain expected tax assets of Johnson, the value of which is expected to be realized by Kadant.

Pursuant to the Purchase Agreement, at the closing $12.75 million of the Base Purchase Price will be deposited into an escrow fund to secure certain indemnification obligations of the sellers and to satisfy certain obligations of the sellers to adjust the Base Purchase Price. On the 18th month anniversary of the closing, the balance of the escrow fund in excess of $2 million and amounts held for unresolved claims will be distributed to the sellers. The remainder of the escrow fund will be held until the fifth anniversary of the closing to satisfy certain tax, environmental, and other indemnity claims.

The closing of the acquisition contemplated by the Purchase Agreement is subject to customary closing conditions, including regulatory approvals and the approval of Johnson's stockholders, as well as Kadant securing at least $55 million in financing. Kadant is currently negotiating a credit facility of $85 million, including a $25 million revolver, to finance a portion of the purchase price. The closing is expected to occur in the second quarter of 2005.

The forgoing description of the transaction contemplated by the Purchase Agreement does not purport to be a complete statement of the parties' rights under the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement which is filed with this report as
Exhibit 99.2. A copy of the press release announcing the execution of the Purchase Agreement is filed with this report as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

       (c) Exhibits

       No.      Description
       ---      -----------

       99.1 Press Release dated April 7, 2005 announcing the execution of the Purchase Agreement.

       99.2 Purchase Agreement among Kadant Inc., Johnson Acquisition Corp., The Johnson Corporation and the principal shareholders of Johnson identified in the Purchase Agreement. (1)


   (1) The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the schedules to the U.S. Securities and Exchange Commission upon request.

                                   KADANT INC.


                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               KADANT INC.


Date:  April 12, 2005          By:  /s/ Thomas M. O'Brien
                                    --------------------------------------------
                                    Thomas M. O'Brien
                                    Executive Vice President and Chief Financial
                                    Officer